Exhibit 99.1

LIFECELL

NEWS RELEASE                               FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski                         Kevin McGrath
Chief Financial Officer                    Cameron Associates
(908) 947-1106                             (212) 245-8800
ssobieski@lifecell.com                     kevin@cameronassoc.com
----------------------                     ----------------------


               LIFECELL REPORTS RECORD THIRD QUARTER 2004 RESULTS;
                      PRODUCT REVENUES UP 48% IN THE QUARTER

          COMPANY INCREASES FULL YEAR 2004 REVENUE AND EARNINGS OUTLOOK

BRANCHBURG,  NJ,  OCTOBER  21,  2004  --  LifeCell Corporation (NASDAQ: LIFC), a
                                                                        ----
leader in the development and commercialization of human-derived tissue based products for use in reconstructive, urogynecologic and orthopedic surgical procedures, today reported financial results for its third quarter ended September 30, 2004.

THIRD QUARTER 2004 RESULTS
--------------------------
Total revenues for the third quarter were $15.6 million as compared to $10.5 million for the third quarter of 2003. Product revenues of $14.9 million for the quarter were 48% above the $10.1 million reported for the same period in 2003. The increase in product revenue was primarily due to a significant increase in the demand for the Company's flagship reconstructive surgical product, AlloDerm(R) Regenerative Tissue Matrix, which increased 71% to $11.0 million in the quarter compared to $6.4 million in the third quarter of 2003. Revenues from the Company's other reconstructive products were $881,000, down from $1.2 million in the third quarter of 2003. Repliform(R) revenues decreased in the quarter to $1.5 million from $2.1 million in the same quarter in 2003. Orthopedic product revenues, which include Graft Jacket(R) and AlloCraft(TM)DBM, increased to $1.6 million in the quarter from $371,000 in the third quarter of 2003. Graft Jacket revenues represented approximately $1.1 million of total orthopedic product revenues in the current year quarter.

"I'm pleased with the tremendous momentum in our business as evidenced by our third quarter operating results," commented Paul Thomas, LifeCell's President and Chief Executive Officer. "Our product revenue growth continues to be driven by increasing demand for AlloDerm in surgical procedures to repair challenging hernias as well as increasing acceptance of GraftJacket for orthopedic procedures." Operating income for the third quarter of 2004 rose to $1.8 million compared to operating income of $640,000 in the third quarter of 2003. Operating margin in the quarter improved to 12%, compared to 6% in prior year third quarter.

"In 2004 the Company started reporting fully-taxed earnings, although it is not required to pay regular income taxes due to net operating loss carryforwards and tax credits," commented Steven Sobieski, Vice President of Finance and Chief Financial Officer.

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Net  income for the third quarter of 2004 was $1.1 million, or $0.03 per diluted share compared to prior-year adjusted net income of $379,000, or $0.01 per diluted share. The adjusted net income for 2003 assumes the Company was required to report fully-taxed earnings at a 40% tax in the prior year. The reported net income prepared in accordance with Generally Accepted Accounting Principles ("GAAP") for the quarter ended September 30, 2003 was $506,000, or $0.02 per diluted share. A reconciliation of 2003 GAAP net income to adjusted net income is included in the attached financial tables.

YEAR-TO-DATE  2004  RESULTS
---------------------------

Total revenues for the first nine months ended September 30, 2004 were $44.5 million as compared to $29.2 million for the same period in 2003. Product revenues of $42.7 million were 54% above the $27.8 million reported for the first nine months of 2003. The increase in product revenue was primarily due to a significant increase in the demand for the Company's AlloDerm product, which increased 83% to $30.5 million in the nine months compared to $16.7 million in the first nine months of 2003. Revenues from the Company's other reconstructive products were $2.8 million, down from $3.5 million in the first nine months of 2003. Repliform revenues were $5.2 million in the first nine months of 2004 compared to $6.8 million in the same period in 2003. Orthopedic product revenues, which include Graft Jacket and AlloCraftDBM, increased to $4.3 million, up from $931,000 in the first nine months of 2003. Graft Jacket revenues represented approximately $2.9 million of total orthopedic product revenues in the current year.

Net income for the first nine months of 2004 was $3.0 million, or $0.10 per diluted share compared to prior-year adjusted net income of $870,000, or $0.03 per diluted share. The adjusted net income for 2003 assumes the Company was required to report fully-taxed earnings at a 40% tax rate and also excludes a $235,000 tax benefit recorded in the prior year related to the sale of state tax net operating losses. The reported net income prepared in accordance with GAAP for the nine months ended September 30, 2003 was $1.4 million, or $0.06 per diluted share. A reconciliation of 2003 GAAP net income to adjusted net income is included in the attached financial tables.

2004  FINANCIAL  OUTLOOK
------------------------

Based on the strong third quarter operating results and expectations for the fourth quarter, the Company is raising its previously communicated full-year 2004 financial guidance. The Company now expects total revenues in the range of $59.7 million to $60.7 million in 2004. Product revenues for 2004 are expected to be in the range of $57.5 million to $58.5 million. Revenue mix by market is expected to be approximately 78% reconstructive, 12% urogynecology and 10% orthopedic. The Company's 2004 operating income target is $6.7 million to $7.0 million. Assuming a 40% effective income tax rate, the Company expects to report net income for 2004 in the range of $4.1 million to $4.3 million, or between $0.13 and $0.14 per diluted share based on its current outstanding shares.

CONFERENCE  CALL
----------------

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is 800-322-0079 (domestic) / 973-409-9258 (international). A simultaneous webcast of the call will be available via LifeCell's website at www.lifecell.com Corporate
                                                   ----------------
Information - Investor Relations. The call will be archived on the Company's website for twelve months.

A recording of the live-call will be available until October 26, 2004. The dial-in number to listen to the recording is 877-519-4471 (domestic) / 973-341-3080 (international). The replay access code is 5260682.

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ABOUT  LIFECELL
---------------

LifeCell is a leader in the development and commercialization of human-derived tissue based products for use in reconstructive, urogynecologic and orthopedic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell's current products include: AlloDerm(R), for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra(R), a particulate form of AlloDerm suitable for injection; Repliform(R), for urogynecologic surgical procedures; GraftJacket(R), for orthopedic surgical procedures; and AlloCraft(TM)DBM, for bone grafting procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company's strategic sales and marketing partners include: Boston Scientific for Repliform, Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM and BioHorizons for periodontal applications of AlloDerm. The Company's ongoing research and product development strategy is focused on extending the utilization of its regenerative tissue matrix into new markets and the application of its core technology to other tissues. Visit the LifeCell website at www.lifecell.com.
    ----------------


FORWARD-LOOKING  STATEMENTS
---------------------------

The financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-Q report for the quarter ended September 30, 2004. This release also contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for 2004 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.


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NON-GAAP  FINANCIAL  INFORMATION
--------------------------------

The Company includes non-GAAP financial information as a supplement to GAAP financial information to enhance the overall understanding of the Company's financial performance and to assist investors in evaluating the Company's results of operations, period over period. The table below reconciles as reported GAAP net income to adjusted non-GAAP net income for the three months and nine months ended September 30, 2003.

RECONCILIATION OF 2003 GAAP NET INCOME TO ADJUSTED NON-GAAP NET INCOME


                                             (UNAUDITED)           (UNAUDITED)
                                          THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30, 2003    SEPTEMBER 30, 2003
                                         --------------------  --------------------
Net income, as reported (GAAP)           $            506,000  $          1,448,000
Reversal of net tax provision recorded                125,000                 2,000
                                         --------------------  --------------------

Income before taxes, as reported                      631,000             1,450,000
Tax provision assuming a 40% tax rate                 252,000               580,000
                                         --------------------  --------------------

Adjusted net income (Non-GAAP)           $            379,000  $            870,000
                                         --------------------  --------------------

Adjusted net income per common share:
  Basic                                  $               0.02  $               0.04
                                         ====================  ====================
  Diluted                                $               0.01  $               0.03
                                         ====================  ====================
Shares used in computing adjusted
  net income per common share:
  Basic                                            23,323,000            21,603,000
                                         ====================  ====================
  Diluted                                          28,426,000            25,818,000
                                         ====================  ====================

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
                                     LIFECELL CORPORATION
                                     FINANCIAL HIGHLIGHTS
                                          (Unaudited)


STATEMENT OF OPERATIONS DATA:             THREE MONTHS ENDED         NINE MONTHS ENDED

                                                SEPTEMBER 30,             SEPTEMBER 30,
                                          -------------------------  -------------------------
                                             2004          2003         2004          2003
                                          -----------  ------------  -----------  ------------
Revenues:
  Product revenues                        $14,947,000  $10,103,000   $42,745,000  $27,831,000
  Research grant revenues                     670,000      402,000     1,728,000    1,349,000
                                          -----------  ------------  -----------  ------------
    Total revenues                         15,617,000   10,505,000    44,473,000   29,180,000
                                          -----------  ------------  -----------  ------------

Costs and Expenses:
  Cost of products sold                     4,444,000    2,995,000    13,071,000    8,355,000
  Research and development                  2,260,000    1,667,000     5,563,000    4,150,000
  General and administrative                1,896,000    1,387,000     5,653,000    4,165,000
  Selling and marketing                     5,214,000    3,816,000    15,252,000   11,017,000
                                          -----------  ------------  -----------  ------------
    Total costs and expenses               13,814,000    9,865,000    39,539,000   27,687,000
                                          -----------  ------------  -----------  ------------

Income from operations                      1,803,000      640,000     4,934,000    1,493,000

Interest and other income (expense), net       52,000       (9,000)      136,000      (43,000)
                                          -----------  ------------  -----------  ------------

Income before income taxes                  1,855,000      631,000     5,070,000    1,450,000

Provision for income taxes                    742,000      125,000     2,028,000        2,000
                                          -----------  ------------  -----------  ------------

Net income                                $ 1,113,000  $   506,000   $ 3,042,000  $ 1,448,000
                                          ===========  ============  ===========  ============

Net income per common share:
  Basic                                   $      0.04  $      0.02   $      0.11  $      0.07
                                          ===========  ============  ===========  ============
  Diluted                                 $      0.03  $      0.02   $      0.10  $      0.06
                                          ===========  ============  ===========  ============
Shares used in computing
   net income per common share:
  Basic                                    28,448,000   23,323,000    27,191,000   21,603,000
                                          ===========  ============  ===========  ============
  Diluted                                  32,042,000   28,426,000    31,753,000   25,818,000
                                          ===========  ============  ===========  ============

SELECTED BALANCE SHEET DATA:                                      SEPTEMBER 30,   DECEMBER 31,
                                                                 -----------------------------
                                                                     2004           2003
                                                                 --------------  -------------
Cash, cash equivalents and investments                           $   24,101,000  $  18,520,000
Receivables, net of allowance                                         8,505,000      5,876,000
Inventories                                                           8,422,000      8,830,000
Accounts payable & accrued liabilities                                7,932,000      5,592,000
Working capital                                                      35,361,000     23,283,000
Total assets                                                         65,724,000     58,273,000
Total debt obligations                                                        -              -
Total stockholders' equity                                           57,587,000     52,379,000


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